Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
December 19, 2013

PEABODY ENERGY (NYSE: BTU) COMMENTS ON FULL YEAR 2013 RESULTS

ST. LOUIS, Dec. 19 - Peabody Energy (NYSE: BTU) today announced that full year 2013 Adjusted EBITDA is expected to be approximately $60 million to $80 million lower than original targets due to delays in final commissioning of the new longwall top coal caving system at the North Goonyella Mine, along with the impact of the now-resolved labor action at the Metropolitan Mine.
While both issues were contemplated when targets were established in October, North Goonyella experienced a number of startup challenges related to hydraulic, mechanical and electrical equipment, which have extended the commissioning well beyond the original period that was anticipated. All system equipment manufacturers are onsite as the mine teams work through final commissioning phases. At Metropolitan Mine, work stoppages extended into November until a new labor agreement was signed, and the mine has now fully resumed operations.
“While these items will affect our current results, our initiatives support our strategy of productivity improvements and cost containment and will better position the company going forward,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Our longwall top coal caving system is expected to drive increased recovery and productivity at our highest-quality metallurgical coal mine. And we believe our new labor agreement at our Metropolitan Mine reflects the lower inflationary environment increasingly evident across our Australia operations.”
As previously announced, prior full-year 2013 Adjusted EBITDA targets exclude any effects from the Peabody settlement agreement with Patriot Coal and the United Mine Workers of America. These effects will include charges to both continuing operations and discontinued operations, as outlined in the company’s filed documents.
Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Dec. 19, 2013. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements with rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Adjusted EBITDA is a non-GAAP financial measure, as defined by SEC regulations. Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs and amortization of basis difference associated with equity method investments. Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP. Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

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